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                       February 6, 2023

       Ramzi Haidamus
       Chief Executive Officer
       PepperLime Health Acquisition Corp
       548 Market Street, Suite 97425
       San Francisco, CA 94104

                                                        Re: PepperLime Health
Acquisition Corp
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 17,
2022
                                                            File No. 001-40915

       Dear Ramzi Haidamus:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction